Exhibit 99.1

FOR IMMEDIATE RELEASE: April 3, 2009

For more information, please contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone: 605-333-7556

Home Federal Bank Positions for Future Growth in the Dakota Dunes

Home Federal Bank, a subsidiary of HF Financial Corp., (NASDAQ: HFFC) announces the acquisition of land for future expansion in Dakota Dunes, South Dakota.  Future development time lines will be announced at a later time.

Curtis L. Hage, Home Federal Bank Chairman and CEO commented, “As a community bank, we are committed to our customers and the communities we serve.  Future plans call for an expanded office to offer a broader range of services to this growing market.” Home Federal will continue to serve customers at its current convenient location at 200 Tower Road.

About Home Federal Bank.

Home Federal Bank was founded in 1929 and operates 33 offices in 19 communities in South Dakota including one in Marshall, Minnesota. Home Federal is a wholly-owned subsidiary of HF Financial Corp., which is traded on the NASDAQ under the symbol “HFFC.” Combined with its parent company and subsidiaries, it employs over 300 people.  The company is the largest publicly traded savings association headquartered in South Dakota. More information about the company may be found at www.HomeFederal.com.